As filed with the Securities and Exchange Commission on October 25, 2011

Registration No. 333-160440

Registration No. 333-160440-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 6

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSHARES® S&P GSCI™ COMMODITY-INDEXED TRUST

iSHARES® S&P GSCI™ COMMODITY-INDEXED INVESTING

POOL LLC

(Rule 140 Co-Registrant)

(Exact name of registrant as specified in its charter)

Delaware	6799	51-6573369 (Registrant) 34-2061331 (Co-Registrant)
(State of Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o BlackRock Asset Management International Inc.

400 Howard Street

San Francisco, CA 94105

Attn: Product Management Team iShares Product Research & Development

(415) 670-2000

(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)

BlackRock Asset Management International Inc.

400 Howard Street

San Francisco, CA 94105

Attn: Product Management Team iShares Product Research & Development

(415) 670-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Faulkner, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036	Deepa Damre, Esq. BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, CA 94105

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

333-142259, 333-142259-01

Explanatory Note

This Post-effective Amendment No. 6 to the Registration Statement on Form S-1 (Nos. 333-142259, 333-142259-01) is being filed solely to include updated Exhibit 8.1.

This Post-effective Amendment shall become effective in accordance with the provisions of Rule 462 of the Securities Act of 1933, as amended.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

3.1	Restated Certificate of Trust of iShares® S&P GSCI™ Commodity-Indexed Trust is incorporated by reference to Exhibit 3.1(i) to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2007.

3.2	Amended and Restated Certificate of Formation of iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC is incorporated by reference to Exhibit 3.2(i) to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2007.

4.1	Amended and Restated Trust Agreement is incorporated by reference to Exhibit 4.1 to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007.

4.2	Limited Liability Company Agreement is incorporated by reference to Exhibit 4.2 to the registrants’ Registration Statement on Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on July 14, 2006.

4.3	Form of Authorized Participant Agreement is incorporated by reference to Exhibit 4.3 to the registrants’ Registration Statement on Form S-1 (Nos. 333-142259, 333-142259-01) filed with the Securities and Exchange Commission on December 27, 2007.

4.4	Amendment, dated December 27, 2007, to the Amended and Restated Trust Agreement is incorporated by reference to Exhibit 4.1 to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2007.

4.5	Amendment, dated December 27, 2007, to the Limited Liability Company Agreement is incorporated by reference to Exhibit 4.2 to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2007.

5.1	Opinion of Richards, Layton and Finger, P.A. as to legality for the Trust.+

5.2	Opinion of Richards, Layton and Finger, P.A. as to legality for the Investing Pool.+

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP filed herein.

10.1	Investment Advisory Agreement is incorporated by reference to Exhibit 10.1 to the registrants’ Registration Statement on Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on July 14, 2006.

10.2	Form of Sublicense Agreement is incorporated by reference to Exhibit 10.2 to the registrants’ Registration Statement Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on May 26, 2006.

10.3	Form of Sublicense Agreement is incorporated by reference to Exhibit 10.3 to the registrants’ Registration Statement Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on May 26, 2006.

10.4	Form of Futures Commission Merchant Agreement is incorporated by reference to Exhibit 10.4 to the registrants’ Registration Statement Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on May 26, 2006.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Richards, Layton & Finger, P.A., included in Exhibit 5.1 and Exhibit 5.2.+

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, included in Exhibit 8.1.

24.1	Power of Attorney, included on signature page.

101.INS	XBRL Instance Document.*

101.SCH	XBRL Taxonomy Extension Schema Document.*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.*

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.*

+	Previously filed.
*	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

(b) Financial Statement Schedules:

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the sponsor of the Registrant and the manager of the Co-Registrant have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 25, 2011.

iShares® S&P GSCI™ Commodity-Indexed Trust

By:	BlackRock Asset Management International Inc.

By:	/s/ MICHAEL A. LATHAM
Name:	Michael A. Latham
Title:	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ GEOFFREY D. FLYNN
Name:	Geoffrey D. Flynn
Title:	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

By:	BlackRock Asset Management International Inc.

By:	/s/ MICHAEL A. LATHAM
Name:	Michael A. Latham
Title:	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ GEOFFREY D. FLYNN
Name:	Geoffrey D. Flynn
Title:	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael A. Latham and Geoffrey D. Flynn, and each of them singly, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this registration statement and any other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Capacity	Date

/s/ MICHAEL A. LATHAM Michael A. Latham	Chief Executive Officer, President, Director	October 25, 2011

/s/ GEOFFREY D. FLYNN Geoffrey D. Flynn	Chief Financial Officer, Chief Operating Officer, Director	October 25, 2011

*	The Registrant is a trust and the Co-Registrant is a limited liability company, and the persons are signing in their capacities as officers or directors of the sponsor of the Registrant and the manager of the Co-Registrant.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Trust of iShares® S&P GSCI™ Commodity-Indexed Trust is incorporated by reference to Exhibit 3.1(i) to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2007.

3.2	Amended and Restated Certificate of Formation of iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC is incorporated by reference to Exhibit 3.2(i) to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2007.

4.1	Amended and Restated Trust Agreement is incorporated by reference to Exhibit 4.1 to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007.

4.2	Limited Liability Company Agreement is incorporated by reference to Exhibit 4.2 to the registrants’ Registration Statement on Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on July 14, 2006.

4.3	Form of Authorized Participant Agreement is incorporated by reference to Exhibit 4.3 to the registrants’ Registration Statement on Form S-1 (Nos. 333-142259, 333-142259-01) filed with the Securities and Exchange Commission on December 27, 2007.

4.4	Amendment, dated December 27, 2007, to the Amended and Restated Trust Agreement is incorporated by reference to Exhibit 4.1 to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2007.

4.5	Amendment, dated December 27, 2007, to the Limited Liability Company Agreement is incorporated by reference to Exhibit 4.2 to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2007.

5.1	Opinion of Richards, Layton and Finger, P.A. as to legality for the Trust.+

5.2	Opinion of Richards, Layton and Finger, P.A. as to legality for the Investing Pool.+

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters, filed herein.

10.1	Investment Advisory Agreement is incorporated by reference to Exhibit 10.1 to the registrants’ Registration Statement on Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on July 14, 2006.

10.2	Form of Sublicense Agreement is incorporated by reference to Exhibit 10.2 to the registrants’ Registration Statement Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on May 26, 2006.

10.3	Form of Sublicense Agreement is incorporated by reference to Exhibit 10.3 to the registrants’ Registration Statement Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on May 26, 2006.

10.4	Form of Futures Commission Merchant Agreement is incorporated by reference to Exhibit 10.4 to the registrants’ Registration Statement Form S-1 (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on May 26, 2006.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Richards, Layton & Finger, P.A., included in Exhibit 5.1 and Exhibit 5.2.+

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, included in Exhibit 8.1.

24.1	Power of Attorney, included on signature page.

101.INS	XBRL Instance Document.*

101.SCH	XBRL Taxonomy Extension Schema Document.*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.*

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.*

+	Previously filed.
*	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.